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                                                                  Exhibit 99.456

                         Inter-SC Trade Adjustment Bids

Summary

This paper outlines a procedure that will allow Scheduling Coordinators to guard themselves against the effects that high congestion usage charges can have on the costs associated with inter-SC trades. The procedure employs virtual loads and virtual generators. If SC1 is selling energy to SC2 in an inter-SC trade, SC1 could bid to buy back the energy from SC2 by bidding a virtual load in SC2's portfolio. If SC1 is selling energy to SC2 in an inter-SC trade, SC1 could bid to buy back the energy from SC2 by bidding a virtual generator in SC2's portfolio.